SPECIAL POWER OF ATTORNEY

THE STATE OF TEXAS

COUNTY OF COLLIN

KNOW ALL MEN BY THESE PRESENTS:

THAT I, George Samenuk, of Ridgefield, Connecticut, do hereby appoint each of Eric F. Brown, Clarence B. Brown III, Charlres Deaton and Kent H. Roberts, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 4 and Forms 5 with the Securities and Exchange
Commission with respect to holdings in McAfee, Inc.

This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my hand this 26th day of April, 2006.

/s/ George Samenuk